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                                                                  EXHIBIT 99.1

                IN THE COURT CHANCERY OF THE STATE OF DELAWARE

                         IN AND FOR NEW CASTLE COUNTY

                                   )
CRANDON CAPITAL PARTNERS,          )
a Florida Partnership,             )
                                   )
          Plaintiff,               )
                                   )
    v.                             )
                                   )           C.A. No. 14489
V. H. VAN HORN, RICHARD C.         )
STEADMAN, DUNBAR N. CHAMBERS, JR., )
RAYMOND W. OELAND, JR., ROBERT B.  )
STOBAUGH, WILLIAM K. WILDE,        )
CHARLES J. LUELLEN, LIONEL SOSA    )
and NATIONAL CONVENIENCE           )
STORES INC.                        )
                                   )
             Defendants.           )
                                   )


                            CLASS ACTION COMPLAINT

        Plaintiff, by its attorney, alleges upon personal knowledge as to its own acts and upon information and belief as to all other matters, as follows:


                             NATURE OF THE ACTION

        1. This is a stockholders' class action lawsuit brought on behalf of the public stockholders of National Convenience Stores Inc. ("NCS" or the "Company") who have been, and continue to be, deprived of the opportunity to realize fully the benefits of their investment in the Company. The individual defendants have wrongfully refused properly to negotiate or consider any bona fide offer for the Company, including that of Circle K Corp. ("Circle K"), and have taken a reactive defensive action, which was wrongfully designed to entrench NCS officers and directors in their positions of control,


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and which was and is unreasonable in relation to any perceived threat posed by
Circle K. In furtherance of these efforts, the individual defendants, on August 10, 1995, specifically adopted and implemented an amendment to the Company's Restated By-Laws which provides that any change in the number of directors must be approved by 75 percent of the shares entitled to vote at a meeting of stockholders (the "75 Percent By-Law Provision"). Their actions constitute unfair dealing, improper interference with shareholder voting rights, a manipulation of corporate machinery for personal purposes, and a breach of fiduciary duty to maximize shareholder value. The individual defendants are using their fiduciary positions of control over NCS to thwart others in their legitimate attempts to acquire NCS, and the individual defendants are trying to entrench themselves in their positions with the Company.


                                   Parties


        2. Plaintiff is and, at all relevant times, has been the owner of shares of NCS common stock.

        3. NCS is a corporation duly organized and existing under the laws of the State of Delaware. NCS operates approximately 660 specialty convenience stores under the name of "Stop N' Go" in Texas. NCS maintains its principal executive offices at 100 Waugh Drive, Texas 77007. NCS has approximately 6,000,000 shares of common stock outstanding and 1,380 stockholders of record. NCS's stock trades over the NASDAQ National Market System.

        4. Defendant V. H. Van Horn ("Van Horn") is and has at all times been NCS' President, Chief Executive Officer and a director.

        5.  Defendant Richard C. Steadman ("Steadman") is and has at all



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relevant times been Chairman of NCS' Board of Directors.

        6. Defendants Dunbar N. Chambers, Jr. ("Chambers"), Raymond W. Oeland, Jr. ("Oeland,"), Robert B. Stobaugh ("Stobaugh"), William K. Wilde ("Wilde"), Charles J. Luellen ("Luellen") and Lionel Sosa ("Sosa") are and have been at all relevant times directors of NCS.

        7. The defendants named in paragraphs 4 through 6 are hereinafter referred to as the "Individual Defendants."

        8. Because of their positions as officers/directors of the Company, the Individual Defendants owe a fiduciary duty of loyalty and due care to plaintiff and the other members of the class.

                           CLASS ACTION ALLEGATIONS

        9. Plaintiff brings this case in its own behalf and as a class action, on behalf of all stockholders of the Company, except defendants herein and any person, firm, trust, corporation, or other entity related to or affiliated with any of the defendants, or any of the Company's principal stockholders, who will be threatened with injury arising from defendants' actions as is described more fully below.

        10.  This action is properly maintainable as a class action.

        11. The class is so numerous that joinder of all members is impracticable. The Company has over a thousand stockholders who are scattered throughout the United States.

        12. There are questions of law and fact common to the class including, inter alia, whether:

             a.  defendants have breached their fiduciary duties owed by them



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to plaintiffs and other members of the Class by failing and refusing to attempt in good faith to maximize shareholder value in the sale of NCS;

             b. defendants have improperly interfered with the voting rights of NCS shareholders and/or improperly manipulated corporate machinery;

             c. defendants engaged in a plan and scheme to thwart and reject offers and proposals from third parties, including Circle K, by means which include enacting a provision to the bylaws which provides that any change in the number of directors must be approved by 75 percent of the shares entitled to vote at a meeting of stockholders; and

             d. plaintiffs and the other members of the Class are being and will continue to be injured by the wrongful conduct alleged herein and, if so, what is the proper remedy and/or measure of damages.

        13. Plaintiff is committed to prosecuting the action and has retained competent counsel experienced in litigation of this nature. Plaintiff's claims are typical of the claims of the other members of the class and plaintiff has the same interests as the other members of the class. Plaintiff is an adequate representative of the class.

        14. The prosecution of separate actions by individual members of the Class would create the risk of inconsistent or varying adjudications with respect to individual members of the Class which would establish incompatible standards of conduct for defendants, or adjudications with respect to individual members of the Class which would as a practical matter be dispositive of the interests of the other members not parties to the adjudications or substantially impair or impede their ability to protect their interests.



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        15.  The defendants have acted, or refused to act, on grounds generally applicable to, and causing injury to, the Class and, therefore, preliminary and final injunctive relief on behalf of the Class as a whole is appropriate.


                           SUBSTANTIVE ALLEGATIONS

        16. By the acts, transactions, and courses of conduct alleged herein, defendants, individually and as part of a common plan and scheme and/or aiding and abetting one another in total disregard of their fiduciary duties, are attempting to deprive plaintiff and the Class unfairly of the full value of their investment in NCS, and doing so by interfering with corporate democratic processes.

        17. On August 14, 1995, Circle K announced that on August 8, 1995, it had submitted to management and the Board of Directors of NCS, a proposal whereby Circle K would purchase all outstanding common stock of NCS at a price of $17 per share in cash. In addition, Circle K would agree to assume approximately $100 million in existing debt of NCS. The transaction was valued at approximately $210 million.

        18. On August 14, 1995, it was also announced that, on August 8, 1995, Circle K's President and Chief Executive Officer, John Antioco wrote defendant Van Horn that:

        We believe that this proposal presents an extremely attractive opportunity for your stockholders at a price which provides them a significant premium. We hope that you and your Board of Directors will view this offer, as we do, as an excellent opportunity for the stockholders of NCS to realize full value for their shares to an extent not likely to be available to them in the marketplace.

        19. At the same time, Circle K also announced that, on August 11, 1995, it submitted a proposal for shareholder vote at NCS's upcoming anuual meeting to



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expand the size of NCS's Board of Directors from eight to 17 directors and has proposed a slate of nine candidates for election at such meeting. According to its August 14, 1995 press release, Circle K announced that it would also seek to repeal any by-law amendment adopted since January 1, 1994.

        20. NCS has a staggered board of eight members. The Company will propose the re-election of its four Class III directors (namely, Wilde, Steadman, Sosa and Luellen) at its annual meeting this year, which is typically held in October.

        21. Although NCS announced on August 14, 1995 that it would be "premature" to characterize the Company's response to the Circle K proposal, the Individual Defendants, in enacting the 75 Percent By-Law Provision, have indicated opposition to it. Indeed, although NCS stated that it would consider the offer "in due course," the Company's first action was, unbeknownst to Circle K or the public, to institute the 75 Percent By-Law Provision on August 11, 1995.

        22. The 75 Percent By-Law Provision has the effect of making it extraordinarily time-consuming, difficult, and expensive for any potential acquiror not approved by the Individual Defendants to fully acquire NCS. It also makes more difficult shareholder action through corporate suffrage to change Board composition. Therefore, the 75 Percent By-Law Provision has the effect of interfering with shareholder voting and precluding successful and timely completion of even the most attractive offer for NCS unless the Board acquiesces, thus denying the Company's shareholders an opportunity to make their own unfettered choice.

        23. As a consequence, the adoption and implementation of the 75 Percent By-Law Provision has the force and effect of entrenching the Individual Defendants in their corporate offices against any real or perceived threat to their control,



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and dramatically impairs the rights of Class members to exercise freedom of choice in a proxy contest or to avail themselves of a bona fide offer to purchase their shares by an acquiror unfavored by incumbent management. This fundamental shift of control of the Company's destiny from the hands of its shareholders to the hands of the Individual Defendants results in a heightened fiduciary duty of the Individual Defendants to consider, in good faith, a third party bid.

        24. Defendants owe fundamental fiduciary obligations to the Company's shareholders to consider seriously any bona fide offers for the Company, and to conduct fair and active bidding procedures or other mechanisms for checking the market to consider offers received for the Company. Further, the Individual Defendants must adequately insure that no conflict of interest exists between their own interests and their fiduciary obligations to maximize shareholder value or, if such conflicts exist, to insure that all such conflicts will be resolved in the best interests of the Company's public stockholders.

        25. The Individual Defendants have breached their fiduciary and other common law duties owed to plaintiffs and other members of the class in that they have not and are not exercising independent business judgment and have acted and are acting to the detriment of the Class in order to benefit themselves and NCS's senior management.

        26. The Individual Defendants are acting to entrench themselves in their offices and positions and maintain their substantial salaries and perquisites, all to the expense and to the detriment of the public shareholders of NCS.

        27. By the acts, transactions and courses of conduct alleged herein, the Individual Defendants, individually and as part of a common plan and scheme in breach



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of their fiduciary duties and obligations, are attempting to unfairly deprive plaintiff and the other members of the class of the premiums they could realize in an acquisition transaction and to ensure continuance of their positions as directors and officers. The Individual Defendants have been engaged in a wrongful effort to entrench themselves in their offices and positions of control and prevent the acquisition of NCS except on terms which would further their own personal interests.

        28. As a result of defendants' actions, plaintiff and the other members of the Class have been and will be injured in that they have been deprived of the ability to change meaningfully the composition of the Board and they have not and will not receive their fair proportion of the value of NCS's assets and businesses and/or have been and will be prevented from obtaining a fair and adequate price for their shares of NCS's common stock.

        29. Plaintiff seeks preliminary and permanent injunctive relief and declaratory relief against enforcement of the 75 Percent By-Law Provision, preventing defendants from inequitably and unlawfully depriving plaintiff and the Class of their rights to realize a full and fair value for their stock at a substantial premium over the market price, and to compel defendants to carry out their fiduciary duties to maximize shareholder value in selling NCS.

        30. Only through the exercise of this Court's equitable powers can plaintiff be fully protected from the immediate and irreparable injury which the defendants' actions threaten to inflict.

        31.  Plaintiff and the Class have no adequate remedy at law.

        WHEREFORE, plaintiff demands judgment as follows:

             (a)  Declaring this to be a proper class action and certifying


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plaintiff as class representative;

                (b)  enjoining enforcement of the 75 Percent By-Law Provision;

                (c) Ordering the Individual Defendants to carry out their fiduciary duties to plaintiff and the other members of the Class by announcing their intention to:

                     i) cooperate fully with any entity or person, including Circle K, having a bona fide interest in proposing any transaction that would maximize shareholder value, including but not limited to, a buy-out or takeover of the Company;

                     ii) immediately undertake an appropriate evaluation of NCS's worth as a merger/acquisition candidate;

                     iii) take all appropriate steps to enhance NCS's value and attractiveness as a merger/acquisition candidate;

                     iv)   take all appropriate steps to effectively expose
NCS to the marketplace in an effort to create an active auction of the Company;

                     v) rescind and render void the amendment by which the 75 Percent By-Law Provision was enacted;

                     vi) act independently so that the interests of the Company's public shareholders will be protected; and

                     vii) adequately ensure that no conflicts of interest exist between the Individual Defendants' own interest and their fiduciary obligation to maximize shareholder value or, in the event such conflicts exist, to ensure that all conflicts of interest are resolved in the best interests of the public shareholders of NCS;

                (d) Ordering the Individual Defendants jointly and severally to account to plaintiff and the Class for all damages suffered and to be suffered by them as a result of the acts and transactions alleged herein;



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                (e)  Awarding plaintiff the costs and disbursements of this action, including a reasonable allowance for plaintiff's attorneys' and expert' fees; and

                (f) Granting such other and further relief as may be just and proper.

Dated:  August 18, 1995

                                      ROSENTHAL, MONHAIT, GROSS & GODDESS, P.A.

                                 BY:  /s/  HERMAN M. MONHAIT
                                      -----------------------------------------
                                      First Federal Plaza, Suite 214
                                      P.O. Box 1070
                                      Wilmington, DE 19899-1070
                                      (302) 656-4433
                                      Attorneys for Plaintiff

OF COUNSEL:

WECHSLER SKIRNICK HARWOOD
  HALEBIAN & FEFFER LLP
805 Third Avenue
New York, New York 10022
(212) 935-7400


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